Offshore Logistics, Inc.

2000 W. Sam Houston Parkway South
Suite 1700
Houston, Texas 77042
Tel: (713) 267-7600
Fax: (713) 267-7620

PRESS RELEASE

OFFSHORE LOGISTICS, INC. ANNOUNCES OFFICER DEPARTURE

HOUSTON, TEXAS (November 1, 2005) — Offshore Logistics, Inc. (NYSE:OLG) announced today that Brian C. Voegele, its Senior Vice President, Chief Financial Officer, Principal Accounting Officer, Secretary and Treasurer, has notified the Company of his intent to resign his positions with Offshore Logistics to pursue an opportunity as the Chief Financial Officer of a much larger oilfield services company. Mr. Voegele expects to remain at Offshore Logistics for approximately another month and will continue to fulfill his responsibilities during that time.

William E. Chiles, President and CEO, stated, “While we will miss Brian, we appreciate his dedicated efforts on behalf of the Company and wish him well in his new position.”

Mr. Voegele stated, “I have enjoyed working at Offshore Logistics as part of its senior management team, but I have been presented with an outstanding opportunity with another company. I have a very high regard for Offshore Logistics and wish nothing but success for its employees and shareholders.”

The Company has commenced a search for a new Chief Financial Officer and a new Principal Accounting Officer.

Offshore Logistics, Inc. is a major provider of helicopter transportation services to the oil and gas industry worldwide. Through its subsidiaries, affiliates and joint ventures, the Company provides transportation services in most oil and gas producing regions including the United States Gulf of Mexico and Alaska, the North Sea, Africa, Mexico, South America, Australia, Russia, Egypt and the Far East. Additionally, the Company is a leading provider of production management services for oil and gas production facilities in the Gulf of Mexico. The Company’s Common Stock is traded on the New York Stock Exchange under the symbol OLG.

Statements contained in this press release state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including but not limited to the Company’s report on Form 10-K for the year ended March 31, 2004 and the Company’s reports on Form 10-Q for the quarter ended December 31, 2004. Offshore Logistics, Inc. disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events, or otherwise.

Investor Relations Contact:
William E. Chiles
Phone: (713) 267-7601
Fax: (713) 267-7620
bchiles@olog.com

Joseph Baj
Phone: (713) 267-7605
Fax: (713) 267-7620
jbaj@olog.com